UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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RUBICON FINANCIAL INCORPORATED

(Name of Registrant as Specified in Its Charter)

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4100 Newport Place, Suite 600
Newport Beach, California 92660

INFORMATION STATEMENT
IN LIEU OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Dear Rubicon Financial Incorporated Stockholder:

The purpose of this letter and the enclosed Information Statement is to inform you that stockholders holding a majority of the outstanding shares of common stock of Rubicon Financial Incorporated have executed written consents in lieu of a special or annual meeting to elect a member to the board of directors and to ratify the appointment of Weaver & Martin, LLC as Rubicon’s independent public accountant for the year ending December 31, 2009.

From June 16, 2009 through June 17, 2009, stockholders holding approximately 57.69% of Rubicon’s outstanding common stock executed written consents approving the election of Joseph Mangiapane, Jr. as Rubicon’s sole board member; thereby effectively removing Suzanne Herring and Todd Vande Hei as members of Rubicon’s board of directors, and ratifying the appointment of Weaver & Martin, LLC as Rubicon’s independent public accountant.  The majority consent Rubicon received constitutes the only stockholder vote required for the election of directors under Delaware corporate law and Rubicon’s certificate of incorporation and bylaws, as presently in effect.  Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the stockholder actions taken by majority consent will not become effective until July 10, 2009, which is approximately 21 calendar days after June 19, 2009, the date Rubicon first mailed the Information Statement to its stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Because the written consent of holders of a majority of Rubicon’s outstanding common stock satisfies all applicable stockholder voting requirements, Rubicon is not asking you for a proxy; please do not send Rubicon one.  Rubicon is furnishing this Information Statement to you solely to inform you of the election of the director and ratification of the auditor by holders of a majority of outstanding shares of Rubicon’s common stock. Delaware General Corporation Law requires that Rubicon notify you of these approvals because they were obtained by written consent of stockholders in lieu of an annual or special meeting.  This letter and the Information Statement are intended to provide such notice.  No action is required by you.

The Information Statement is for information purposes only — Please read it carefully.

Yours truly,

/s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr.
Chairman

Newport Beach, California
June 19, 2009

This Information Statement is to inform you of the actions taken by a resolution by the majority stockholders of Rubicon and to discuss the actions.

4100 Newport Place, Suite 600
Newport Beach, California 92660

INFORMATION STATEMENT
(Dated June 19, 2009)

NO VOTE OR OTHER ACTION OF RUBICON'S STOCKHOLDERS IS REQUIRED IN
CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

Rubicon Financial Incorporated is distributing this information statement (the “Information Statement”) to its stockholders in full satisfaction of any notice requirements Rubicon may have under the Securities and Exchange Act of 1934, as amended, and applicable Delaware law. No additional action will be undertaken by Rubicon with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents, and no dissenters’ rights under the Delaware General Corporation Law, are afforded to Rubicon’s stockholders as a result of the adoption of the resolutions contemplated herein.

The Information Statement is being mailed on or about June 19, 2009 to the holders of record at the close of business on June 16, 2009 (the “Record Date”), of the common stock of Rubicon Financial Incorporated, a Delaware corporation (“Rubicon”), in connection with actions approved by written consent in lieu of an annual or special meeting to elect a director to the Board of Directors (the “Board”) and ratify the appointment of Rubicon’s independent auditor.

The vote required to elect directors is the affirmative vote by a majority of the votes cast in person or by proxy at an annual meeting or by a majority consent of Rubicon’s stockholders in accordance with Section 228 of the Delaware General Corporation Law. Each holder of common stock was entitled to one vote for each share of common stock held. The date for purposes of determining the number of outstanding shares of common stock and for determining stockholders that were entitled to vote, was the close of business on the Record Date. As of the Record Date, Rubicon had 11,976,773 shares of common stock issued and outstanding.

Certain of Rubicon’s stockholders, who as of the Record Date owned an aggregate of 6,909,793 shares (approximately 57.69%) of the outstanding shares of Rubicon’s common stock then outstanding, consented in writing to the election of Mr. Mangiapane as the sole member of Rubicon’s board of directors and the ratification of Weaver & Martin, LLC as Rubicon’s independent public accountants (the “Actions”). Such stockholder consent is sufficient under Section 228 of the Delaware General Corporation Law, Rubicon’s amended certificate of incorporation and its amended by-laws, as then in effect, to approve the Actions. Accordingly, the Actions will not be submitted to Rubicon’s other stockholders for a vote, and this Information Statement is being furnished to you solely to give you notice of, and certain information concerning, the Actions, in accordance with Delaware General Corporation Law and the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C. No dissenters’ or appraisal rights under Delaware Law are afforded to Rubicon’s stockholders as a result of the approval of the resolutions. Rubicon does not intend to solicit any proxies or consents from any other stockholders in connection with the Actions.

The entire cost of furnishing this Information Statement will be borne by Rubicon. Rubicon will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of its common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Rubicon’s Annual Report for the year ended December 31, 2008, on Form 10-K (the “10-K”) is being mailed to stockholders concurrently with this information statement. The 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

The corporate offices of Rubicon are located at 4100 Newport Place, Suite 600, Newport Beach, California  92660 and Rubicon’s telephone number is (949) 798-7220.

Except as otherwise described herein, no director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, other than election of office, direct or indirect, by security holdings or otherwise, in the Actions, which is not shared by all other holders of Rubicon’s common stock.

                   No security holders have transmitted any proposals to be acted upon by Rubicon. However, on or about June 15, 2009, Rubicon received a letter from an approximate 10% stockholder, PCG Investments LLC, making a demand for Rubicon to hold an annual meeting, in accordance with the provisions of Rubicon’s bylaws and Delaware General Corporation Law, on or before June 30, 2009. The stockholder demand was fulfilled by the majority consent, which satisfied the need for the annual stockholder meeting and such stockholder was a signatory to the majority consent.

VOTING SECURITIES

The following table presents information, to the best of Rubicon’s knowledge, about the ownership of Rubicon’s common stock on June 16, 2009 relating to those persons known to beneficially own more than 5% of Rubicon’s capital stock and by Rubicon’s directors and executive officers. The percentage of beneficial ownership for the following table is based on 11,976,773 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after June 16, 2009 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of Rubicon’s common stock.

Name of Beneficial Owner, Officer or Director(1)	Number of Shares		Percent of Outstanding Shares of Common Stock(2)
Joseph Mangiapane, Jr., Chief Executive Officer, President and Chairman(3)	2,791,722	(5)	23.3%

Thomas Jandt, Vice President of Business Development(3)	1,390,000	(6)	11.6%

Suzanne Herring, Director(3)(4)	57,500		0.5%

Todd Vande Hei, Director(3)(4)	782,500	(7)	6.5%

Directors and Officers as a Group	5,021,722		41.9%

The Bettingen 1999 Trust U/D/T October 8, 1999 4100 Newport Place, Suite 630 Newport Beach, CA 92660	1,200,000		10.0%

American International Industries, Inc. 601 Cien Street, Suite 235 Kemah, TX 77565	1,067,000		8.9%

Timothy McDermott 4100 Newport Place, Suite 630 Newport Beach, CA 92660	900,100		7.5%

Total Beneficial Owners as a group	3,167,000		26.4%

Directors, Officers and Beneficial Owners as a Group	8,188,722		68.4%

(1)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).
(2)	Figures are rounded to the nearest tenth of a percent.
(3)	The address of each person is care of Rubicon: 4100 Newport Place, Suite 600, Newport Beach, California 92660.
(4)	Ms. Herring and Mr. Vande Hei will be effectively removed as directors as a result of the Majority Consent on July 10, 2009.
(5)	Includes 500,000 options, exercisable at $1.00 per share through December 31, 2011.
(6)	Includes 1,190,000 shares held by PCG Investments LLC, controlled by Mr. Jandt, and 200,000 shares held by Mr. Jandt’s children.
(7)	Includes 120,000 shares held by Bootstrap Real Estate Investments, LLC, controlled by Mr. Vande Hei, and 100,000 warrants, exercisable at $3.00 per share through August 23, 2009.

ACTION 1. ELECTION OF DIRECTORS

Rubicon stockholders generally elect the members of the board of directors annually. Rubicon’s board of directors at the time of the Majority Consent consisted of three members; Joseph Mangiapane, Jr., Suzanne Herring and Todd Vande Hei. The election of Rubicon directors required a majority of the votes cast in person or by proxy at an annual meeting or by a majority consent of Rubicon’s stockholders in accordance with Section 228 of the Delaware General Corporation Law. In accordance with the Majority Consent, stockholders holding a majority of Rubicon’s outstanding shares of common stock voted to elect only Mr. Mangiapane to serve as the sole board member of Rubicon; thereby effectively removing Ms. Herring and Mr. Vande Hei as board members.

Mr. Mangiapane’s professional experience is as follows:

Joseph Mangiapane, Jr. is the Chief Executive Officer, President, Secretary and has been the Chairman of the Rubicon’s Board of Directors since September 2006. Mr. Mangiapane was a senior registered options principal, compliance registered options principal, and a registered representative with Advantage Investment Strategies, Inc., and a FINRA registered broker/dealer from 2005 to 2007.  From 2000 to 2004, Mr. Mangiapane owned and managed a restaurant in Orange County, California.  From 1992 to 2000, Mr. Mangiapane was a stockholder, senior registered options principal, compliance registered options principal, and a registered representative with Tradeway Securities Group in Irvine, California.  From 1987 to 1989, Mr. Mangiapane was an executive with Paine Webber’s Sexton Group, and from 1986 to 1987, he was an employee with Drexel Burnham Lambert. Mr. Mangiapane’s father was a founder of Dial-A-Cup, a wholly owned subsidiary of Rubicon.

CORPORATE GOVERNANCE

Audit Committee and Financial Expert

On February 15, 2007, we established and appointed Mr. Terence Davis and Ms. Herring as the initial members to the audit committee of our board of directors. Further, in June of 2008, Mr. Vande Hei was appointed to serve as a member of the audit committee. Mr. Davis resigned as a director in February 2009, leaving Ms. Herring and Mr. Vande Hei to serve as the members of the audit committee.  Currently, none of the members of the audit committee qualify as an independent director.  The board of directors has determined that Ms. Herring is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. The purpose of the Audit Committee is to assist the Board in oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors audit function.  Following the effective date of the majority consent, Mr. Mangiapane will be the sole director of Rubicon and will therefore perform the duties of the Audit Committee.

Nominating Committee

On January 15, 2007, Rubicon established and appointed Mr. Terence Davis and Mr. Bradley Bunch as the initial members to the governance, compensation and nominating committee and approved the committee’s charter. Further, in June of 2008, Mr. Vande Hei was appointed to serve as a member of the committee. Messrs. Davis and Bunch resigned as directors in February 2009, leaving Mr. Vande Hei to serve as the sole member of the committee. Following the effective date of the Majority Consent, Mr. Mangiapane will be the sole director of Rubicon and will therefore perform the duties of the governance, compensation and nominating committee.

Director Nomination Procedures

The Governance, Compensation and Nominating Committee suggests nominees for directors.

Generally, nominees for directors are identified and suggested by the members of the board or management using their business networks. The board has not retained any executive search firms or other third parties to identify or evaluate director candidates in the past and does not intend to in the near future. In reviewing a nominee for director, the Governance, Compensation and Nominating Committee may consider the following criteria:

1.
whether the nominee has the personal attributes for successful service on the board, such as demonstrated character and integrity; experience at a strategy/policy setting level; managerial experience dealing with complex problems; an ability to work effectively with others; and sufficient time to devote to the affairs of Rubicon;

2.
whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a similar organization, including industry groups, universities or governmental organizations;

3.
whether the nominee, by virtue of particular experience, technical expertise or specialized skills or contacts relevant to Rubicon’s current or future business, will add specific value as a board member; and

4.	whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing board member to continue his service.

The Governance, Compensation and Nominating Committee has not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for board membership. Rather the Governance, Compensation and Nominating Committee will evaluate the mix of skills and experience that the candidate offers, consider how a given candidate meets the board’s current expectations with respect to each such criterion and make a determination regarding whether a candidate should be recommended to the stockholders for election as a director.

Compensation Committee

On January 15, 2007, Rubicon established and appointed Mr. Terence Davis and Mr. Bradley Bunch as the initial members to the governance, compensation and nominating committee and approved the committee’s charter. Further, in June of 2008, Mr. Vande Hei was appointed to serve as a member of the committee. Messrs. Davis and Bunch resigned as directors in February 2009, leaving Mr. Vande Hei to serve as the sole member of the committee. Following the effective date of the Majority Consent, Mr. Mangiapane will be the sole director of Rubicon and will therefore perform the duties of the Compensation Committee. The Committee will oversee the review of all employment agreements and recommend compensation for our executive officers.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or a particular director may send a letter to the Secretary of Rubicon at 4100 Newport Place, Suite 600, Newport Beach, California  92660.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.”  All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual Directors.  The Secretary will make copies of all such letters and circulate them to the appropriate director or Directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, as well as to directors, officers and employees of each subsidiary of Rubicon. Our Code of Ethics was attached as Exhibit 99.1 to our 2008 Annual Report. A copy of our Code of Business Conduct and Ethics will be provided to any person, without charge, upon request. Contact Joseph Mangiapane, Jr. at 949-798-7220 to request a copy of the Code or send your request to Rubicon Financial Incorporated, Attn: Joseph Mangiapane, Jr., 4100 Newport Place, Suite 600, Newport Beach, California  92660. If any substantive amendments are made to the Code of Business Conduct and Ethics or if we grant any waiver, including any implicit waiver, from a provision of the Code to any of our officers and directors, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Current Officers and Directors

The following table sets forth the names and positions of Rubicon’s executive officers and directors as of the date of the Majority Consent.

Name	Age	Title(s)
Joseph Mangiapane, Jr.	43	Chief Executive Officer, President, Secretary and Chairman
Suzanne Herring(1)	44	Director
Todd Vande Hei(2)	41	Director
Thomas Jandt	39	Executive Vice President of Business Development

(1)	Ms. Herring will be effectively removed as a director as a result of the Majority Consent on July 10, 2009.
(2)	Mr. Vande Hei will be effectively removed as a director as a result of the Majority Consent on July 10, 2009.

Joseph Mangiapane, Jr. (See Resumé on Page 3 above).

Suzanne Herring has been a Director of Rubicon since March 2007 and serves on the Audit Committee and act as our Audit Committee Financial Expert. Ms. Herring has over 19 years of financial, private and public accounting experience. Ms. Herring has worked as an auditor of public and non-public companies and has served as a chief financial officer for multiple businesses. Further, Ms. Herring has a broad individual and corporate taxation background. Since February 2008, Ms. Herring has been president of Accuity Financial Inc., a Las Vegas, Nevada based consulting firm providing contract CFO services and internal control compliance and implementation to publicly traded small business issuers. From February 2005 to February 2008, Ms. Herring was president of Accuity Financial Services, Inc. (f/k/a Opus Pointe), a Las Vegas, Nevada based consulting firm. In addition, from 1995 to present, Ms. Herring has owned and operated American West Financial Services, a Las Vegas, Nevada based financial and taxation consulting firm. From 2003 through 2005, Ms. Herring was an auditor for a Las Vegas, Nevada based CPA firm, Beckstead and Watts, LLP. Prior to joining Beckstead and Watts, Ms. Herring served as the Chief Financial Officer for a Las Vegas, Nevada based commercial development and construction company. From 1993 to 1995, Ms. Herring served as a staff accountant for Piercy, Bowler, Taylor & Kern CPAs, a Las Vegas, Nevada based CPA firm.

Todd Vande Hei served as the Interim Chief Operating Officer from February through May 2009 and has been a Director of the Registrant since July 2007 and serves on the Audit Committee and the Governance, Compensation and Nominating Committee.  He is currently a manager and member of several Real Estate related LLC’s, including Bootstrap Real Estate Investments, LLC, and Real Estate holding, new construction, and property management. From 1998 through 2005 he held the following positions at Fabrica International (Santa Ana, CA), a Carpet and Rug Manufacturer, Distributor, Importer/Exporter, and a wholly-owned subsidiary of The Dixie Group (Chattanooga, TN), including Officer and Vice President of The Dixie Group: President, Vice President of Sales, and Regional Manager. From 1995 to 1998 he was the owner-operator of a Manufacturers’ Agency in the Flooring Industry and a Regional Vice President of Shaw Industries, a division of Berkshire Hathaway. From 1992 to 1995 he held the position of Group President for College Craft Enterprises, managing the Chicago Metropolitan Area’s Operations, Sales and Marketing. From 1990 to 1992 Mr. Vande Hei worked in Sales for Fabrica International. He is a graduate of the Leadership for Extraordinary Performance Program at the University of Virginia’s Darden School of Business and was a trainer at The Dixie Group’s Leadership Legacy Program. In 1990 he graduated from St. John’s University with a B.A. in Management.

Thomas E. Jandt is Executive Vice President of Business Development of Rubicon since March 2007. Mr. Jandt has over 14 years experience in the financial services markets, serving as an officer, director and manager for corporations in the equity markets and is currently licensed as a stockbroker and investment banker.  Prior to joining Rubicon, Mr. Jandt was the founder and head of Investment Banking of The Private Client Group, established in 1995, offering securities through Tradeway Securities Group, Inc. Mr. Jandt currently operates The Private Client Group as CEO, now offering securities through Advantage Investment Strategies, Inc. The Private Client Group has successfully managed over $400 million dollars in assets over the past 10 years and has raised over $56 million dollars of investment capital through its investor network. Additionally, Mr. Jandt is the Founder and CEO of Accelerate-Financial, Inc., a business development corporation, which was organized in 2003 for the purpose of assisting businesses with marketing, management and creating an appropriate capital structure for companies seeking financing through capital markets.  Mr. Jandt is also the Chairman & Founder of Champions & Heroes, a non-profit 501 c 3 charitable foundation. Mr. Jandt was educated at Cal Poly San Luis Obispo.

Limitation of Liability of Directors

Pursuant to our Certificate of Incorporation, as amended, we have agreed to indemnify our directors to the fullest extent permitted by Delaware General Corporate Law.  Under General Delaware Corporate Law, other than in actions brought by or in the right of the corporation, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed in or not opposed to be in the best interests of the corporation and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful.  To the extent that any director has been successful on the merits or otherwise in defense of any action, suit, proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.  A Certificate of Incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct or a knowing violation of law by a director.  Additionally, General Delaware Corporate Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Involvement in Certain Legal Proceedings

Other than as set forth below, none of our executive officers or directors has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

Other than as set forth below, none of our executive officers or directors has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

On April 16, 2009 the United States Attorney for the District of Delaware filed indictments against seven individuals, including Joseph Mangiapane, Jr., Rubicon’s chief executive officer, principal financial officer, president, secretary and treasurer, alleging various unlawful acts. Mr. Mangiapane, who was a registered representative with AIS Financial, Inc., a registered broker/dealer, at all times relevant to the allegations (August 2006 to February 2007), was served with his indictment on May 20, 2009. In addition, on May 20, 2009, the SEC filed a civil complaint against the same seven individuals, and one additional individual, alleging violations of the antifraud, registration, and other provisions of the federal securities laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. All reports required by Section 16(a) were filed in connection with the securities issuances to our officers and directors during fiscal 2008; however, Mr. Bettingen, a beneficial owner, did not file any Section 16(a) reports.

Executive Compensation

The following table sets forth summary compensation information for the years ended December 31, 2008 and 2007 for our chief executive officer and other executive officers, whom we refer to throughout this report as our named executive officers, whose total compensation exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($)		Restricted Stock Awards ($)	All Other Compen-sation ($)		Total ($)

Joseph Mangiapane, Jr. (1)	2008	$108,000	—		$433,108		$6,760	$12,000		$559,868
Chief Executive Officer/President	2007	108,000	—		1,299,325	(2)		12,000	(3)	1,419,325
Principal Financial Officer

Terence Davis(4)	2008	60,000	—		—		6,760	—		66,760
Former President and Principal Financial Officer	2007	—	—		1,499,990	(5)		—		$1,499,990

Thomas Jandt	2008		2,065,555							2,065,555
Senior Vice President of Business Development	2007	—	866,667	(6)	—			1,993,333	(7)	2,860,000

(1)
Mr. Mangiapane commenced his employment with Rubicon in September 2006 and began receiving compensation on January 1, 2007.  We agreed to pay Mr. Mangiapane a monthly salary of $9,000 pursuant to his employment agreement.

(2)
On January 1, 2007, Rubicon granted options to purchase up to 500,000 shares of its common stock at $1.00 per share for five years to Mr. Mangiapane pursuant to his employment agreement. The aggregate fair value of the option grant totaled $1,299,325, which represents the estimated total fair market value of stock options granted to Mr. Mangiapane under SFAS 123R, as discussed in Note 13 to the audited financial statements included in this report. As of December 31, 2008, $433,108 was expensed as executive compensation and $433,108 remained in unamortized shares issued for services.

(3)	Represents Mr. Mangiapane’s $1,000 per month automobile allowance paid in accordance with his employment agreement.
(4)	Mr. Davis retired on November 15, 2008.
(5)
On December 26, 2007, Rubicon granted options to purchase up to 500,000 shares of its common stock at $2.50 per share for five years to Mr. Davis as a bonus. This amount represents the estimated total fair market value of stock options granted to Mr. Davis under SFAS 123I, as discussed in Note 7 to the audited financial statements included in this report.

(6)
Mr. Jandt commenced his employment with Rubicon on March 1, 2007 and Rubicon paid him $100,000 in cash and issued 2,300,000 shares of its common stock as a signing bonus pursuant to his employment agreement. Rubicon recorded executive compensation totaling $2,760,000, the fair value of the underlying shares. The value of the common stock will be amortized over the term of the agreement on a straight-line basis. During the year ended December 31, 2008, the executive compensation totaled $2,065,555. As of December 31, 2008, $0 remained in unamortized shares issued for services.

Grants of Plan-Based Awards in Fiscal 2008

We did not grant any plan-based awards to our named executive officers during the fiscal year ended December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table lists the outstanding equity incentive awards held by our named executive officers as of December 31, 2008.

	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Joseph Mangiapane, Jr.	500,000	-	$1.00	12/31/11

Terence Davis(1)	500,000	-	$2.50	02/13/09(1)

Thomas Jandt(2)	-	-	-	-

(1)	Mr. Davis retired on November 15, 2008; as a result, his options expired on February 13, 2009.
(2)	Mr. Jandt did not have any unexercised options; stock that has not vested; or equity incentive plan awards as of December 31, 2008.

Option Exercises for 2008

There were no options exercised by our named executive officers in fiscal 2008.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 regarding outstanding options granted under the plans, warrants issued to consultants and options reserved for future grant under the plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a) (c)
Equity compensation plans approved by stockholders	1,500,000	$1.66	6,000,000

Equity compensation plans not approved by stockholders	—	—	—
Total	1,500,000	$1. 66	6,000,000	(1)

(1)
As of December 31, 2008, 1,500,000 options were available for issuance under our 2007 stock option plan and 4,500,000 options/shares were available for issuance under our 2007 acquisition stock plan. In addition, Mr. Davis, our former president, was granted 500,000 options that expired 90 days after his retirement (02/19/09) and are now available for issuance under the 2007 stock option plan.

Executive Employment Agreements

Joseph Mangiapane, Jr.:

On January 1, 2007, Rubicon entered into an employment agreement with Joseph Mangiapane, Jr., its Chief Executive Officer.  The Employment Agreement provides for a term commencing on January 1, 2007 and expiring on December 31, 2010, with an automatic two year renewals unless otherwise terminated as described in the agreement.  Mr. Mangiapane is entitled to the following compensation pursuant to the Employment Agreement.

•	Rubicon has agreed to pay Mr. Mangiapane a base salary of $9,000 per month with yearly adjustments being determined by specified criteria and our board of directors.

•
Mr. Mangiapane is entitled to incentive compensation determined after the completion of the annual independent audit and based upon our net operating profits before taxes, interest, any other executive bonuses paid, depreciation and amortization (“EBITBDA”) and a cumulative scaled percentage.  The incentive compensation is limited to six times Mr. Mangiapane’s base salary.

•
As a signing bonus, Mr. Mangiapane was granted an option to purchase 500,000 shares of our common stock for $1.00 per share for a period of five (5) years, which vested and became exercisable immediately.

•	Mr. Mangiapane will be eligible to participate in Rubicon’s Stock Option Plan and Stock Purchase Plan during the term of his employment.
•
In the event Rubicon terminates Mr. Mangiapane’s employment agreement without “cause” (as defined in the Employment Agreement) or Mr. Mangiapane resigns with “good reason” (as defined in the Employment Agreement), Mr. Mangiapane shall be entitled to receive, through the end of the term his base salary and incentive compensation.

•
If the Employment Agreement is terminated for “cause” (as defined in the Employment Agreement), Mr. Mangiapane shall receive his base salary and incentive compensation through the date of termination.  However, if a dispute arises between Rubicon and Mr. Mangiapane that is not resolved within 60 days and neither party initiates arbitration, we have the option to pay Mr. Mangiapane a lump sum of 6 months base salary as “severance payment” rather than pay Mr. Mangiapane’s salary and incentive compensation through the date of termination.

•
In the event Mr. Mangiapane becomes incapacitated by reason of accident, illness, or other disability whereby he is unable to carry on substantially all of his normal duties for a continuous period of 120 days, the Employment Agreement will terminate and Mr. Mangiapane will receive (1) through the end of the fiscal year his incentive compensation and (2) his base salary for a 6 month period reduced by the amount of any payment received from disability insurance proceeds.

•	In the event Mr. Mangiapane dies during the term of the Employment Agreement, Rubicon will pay to the estate of Mr. Mangiapane his incentive compensation and his base salary for a period of 6 months.

Thomas Jandt:

On March 1, 2007, Rubicon entered into an employment agreement with Thomas Jandt to serve as its executive vice president of business development. The Employment Agreement is for a three-year term commencing on March 1, 2007 and expiring on February 28, 2010, with the option to renew by mutual written agreement or unless otherwise terminated as described in the agreement. Mr. Jandt will receive the following compensation pursuant to the Employment Agreement.

•
Mr. Jandt agreed to waive any salary for the services performed under this agreement until such time that we have established or acquired a subsidiary in the brokerage industry and Mr. Jandt would then become a full-time employee of such subsidiary. However, our board of directors may pay Mr. Jandt a base salary at any point during the Term of the agreement.

•
As a signing bonus, Rubicon agreed to pay Mr. Jandt a one-time cash bonus of $100,000 within five days of executing the agreement. If Mr. Jandt does not remain employed by us for the entire 36 month Original Term of the Employment Agreement, Mr. Jandt shall repay Rubicon a monthly pro-rated portion of the cash bonus equal to $2,777.78 for each month of the remaining Original Term of the Employment Agreement. (For instance, if Mr. Jandt’s employment ceases after 12 months of service, Mr. Jandt would repay Rubicon an amount equal to 24 months of the cash bonus, which equals $66,666.72.)

•	Furthermore, Rubicon agreed to issue Mr. Jandt’s nominee, PCG Investments, LLC, a signing bonus of 2,300,000 shares of its restricted common stock.
•	Mr. Jandt will be eligible to participate in Rubicon’s Stock Option Plan and Stock Purchase Plan during the term of his employment.
•	In the event Rubicon terminates Mr. Jandt’s Employment Agreement without “cause” (as defined in the Employment Agreement) Mr. Jandt will be paid his base salary, if any, for a two-month period.
•	If Mr. Jandt resigns with “good reason” (as defined in the Employment Agreement), Mr. Jandt shall be paid his base salary, if any, for a one-month period.

•
If the Employment Agreement is terminated for “cause” (as defined in the Employment Agreement), Mr. Jandt shall receive his base salary, if any, and incentive compensation through the date of termination. However, if a dispute arises between Rubicon and Mr. Jandt that is not resolved within 60 days and neither party initiates arbitration, Rubicon has the option to pay Mr. Jandt a lump sum of 2 months base salary, if any, as “severance payment” rather than pay Mr. Jandt’s salary through the date of termination.

•
In the event Mr. Jandt becomes incapacitated by reason of accident, illness, or other disability whereby he is unable to carry on substantially all of his normal duties for a continuous period of 30 days, the Employment Agreement will terminate.

•	In the event Mr. Jandt dies during the term of the Employment Agreement, Rubicon will pay to the estate of Mr. Jandt any earned salary through the date of his death.

Terence Davis:

On March 27, 2008, we entered into an employment agreement with Terence Davis, our former president.  The Employment Agreement was automatically terminated upon Mr. Davis’ retirement on November 15, 2008.

Todd Vande Hei:

On February 5, 2009, in accordance with the engagement of Todd Vande Hei, a current director, to provide Interim Non-Employee COO services for us, we entered into an interim COO agreement with Bootstrap Real Estate Investments, LLC, whereby Mr. Vande Hei as the Managing Member of Bootstrap, agreed to perform the duties and responsibilities of Chief Operating Officer for us for a period of 3 months, which expired on May 1, 2009. We agreed to issue Bootstrap 120,000 shares of restricted common stock for all services rendered by Mr. Vande Hei under the Agreement. The agreement with Bootstrap expired on May 4, 2009.

Change in Control Arrangement

Rubicon has entered into an employment agreement with Joseph Mangiapane, Jr., its chief executive officer. This employment agreement allows for him to resign for good reason upon a change in control of Rubicon. Upon his resignation for good reason, Mr. Mangiapane would continue to receive, through the end of the Term of his Agreement, his incentive compensation in accordance with the terms and conditions of his agreement up to a cap of 6 times his annual salary and his salary at the rate then in effect. Further, Mr. Mangiapane’s stock options shall remain exercisable for the entire term of the options.

For purposes of the employment agreement, a change in control is defined as:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of the our assets in complete liquidation or dissolution of our Company other than in connection with a transaction described in (i) above.

Director Compensation

The following table sets forth compensation paid to Rubicon’s board members during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Joseph Mangiapane, Jr.	-		$4,000	(1)	-	-	-		$4,000

Terence Davis(2)	-		$4,000	(1)	-	-	-		$4,000

Suzanne Herring	$8,000	(3)	$4,000	(1)	-	-	$29,180	(4)	$41,180

James Udel(2)	-		$4,000	(1)	-	-	-		$4,000

Brad Bunch(2)	-		$4,000	(1)	-	-	-		$4,000

Craig Triance(5)	-		$4,000	(1)	-	-	-		$4,000

Todd Vande Hei	-		$4,000	(1)	-	-	-		$4,000

(1)
Amount represents the estimated total fair market value of 2,500 shares of common stock issued for services as a Director in June 2008 under SFAS 123R, as discussed in Note 12 to the audited financial statements included in this report.

(2)	Messrs. Davis, Udel and Bunch resigned as members of the board of directors on February 1, 2009.
(3)	Ms. Herring was paid $1,000 per month for her services as an audit committee chair through August of 2008.
(4)	Amount includes: $29,180 in cash paid to Accuity Financial, Inc. for consulting services.
(5)	Mr. Triance resigned as a member of the board of directors on June 28, 2008.

Directors receive equity compensation of 2,500 restricted shares of common stock per year of service. Further, directors who are not employees receive compensation of $500 for each meeting of the board, as well as travel expenses if required. From time to time, certain directors who are not employees may also receive grants of options to purchase shares of Rubicon common stock.

Certain Relationships and Related Transactions

Other than as set forth below, we were not a party to any transactions or series of similar transactions that have occurred during fiscal 2008 in which:

•	The amounts involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years ($38,329); and
•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Consulting Fees Paid to Companies Controlled by a Director

Suzanne Herring, one of our directors and a member of the audit committee, is the president of Accuity Financial Services, Inc. (f/k/a Opus Pointe) and Accuity Financial Inc., both consulting services companies, which received $29,180 and $45,150, respectively, in cash compensation for services performed for Rubicon and its subsidiaries during 2008. In addition, Rubicon paid Ms. Herring $7,500 in cash for the preparation of 2007 federal tax returns. Because of the remuneration paid to Ms. Herring and the companies she controls, Ms. Herring is not deemed to be an independent director. Further, Rubicon’s board of directors has reviewed Ms. Herring’s relationships with Rubicon and has consented to the potential conflicts of interests involving Ms. Herring.

ACTION 2.	RATIFY THE APPOINTMENT OF WEAVER & MARTIN, LLC AS AUDITORS FOR THE NEXT YEAR

Rubicon’s audit committee selected Weaver & Martin, LLC as its independent auditor for the current fiscal year ending December 31, 2009, and the Majority Consent ratified that selection.

INDEPENDENT PUBLIC ACCOUNTANTS

Weaver & Martin, LLC served as our principal independent public accountants for fiscal 2008 and 2007 years. Aggregate fees billed to us for the fiscal years ended December 31, 2008 and 2007 by Weaver & Martin, LLC were as follows:

	For the Fiscal Years Ended December 31,
	2008	2007

(1) Audit Fees(1)	$22,500	$46,200
(2) Audit-Related Fees(2)	13,500	-0-
(3) Tax Fees(3)	-0-	-0-
(4) All Other Fees	-0-	-0-
Total fees paid or accrued to our principal accountant	$36,000	$46,200

(1)
Audit Fees include fees billed and expected to be billed for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of our consolidated financial statements for such period included in this Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in the Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

(2)
Audit-Related Fees include fees for services associated with assurance and reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation.

(3)	Tax fees consist of fees related to the preparation and review of our federal and state income tax returns.

(5)           Audit Committee Policies and Procedures

Our Audit Committee pre-approves all services to be provided to us by our independent auditor. This process involves obtaining (i) a written description of the proposed services, (ii) the confirmation of our Principal Financial Officer that the services are compatible with maintaining specific principles relating to independence, and (iii) confirmation from our securities counsel that the services are not among those that our independent auditors have been prohibited from performing under SEC rules, as outlined in the Audit Committee charter. The members of the Audit Committee then make a determination to approve or disapprove the engagement of Weaver & Martin for the proposed services. In fiscal 2008, all fees paid to Weaver & Martin were unanimously pre-approved in accordance with this policy.

(6)           Less than 50 percent of hours expended on the principal accountant’s engagement to audit the registrant’s financial statements for the most recent fiscal year were attributed to work performed by persons other than the principal accountant’s full-time, permanent employees.

Report of the Audit Committee

March 30, 2009

To the Board of Directors of Rubicon Financial Incorporated

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in the Corporation’s 2008 Annual Report to Stockholders and at Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 with management of the Corporation and Weaver & Martin, LLC, independent public accountants for the Corporation.

We have discussed with Weaver & Martin, LLC the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a.

We have received the written disclosures and the letter from Weaver & Martin, LLC required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and have discussed with Weaver & Martin, LLC its independence from the Corporation.

Based on the review and discussions with management of the Corporation and Weaver & Martin, LLC referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2008 in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Corporation’s 2008 Annual Report to Stockholders.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board of Directors.

/s/ Suzanne Herring, Chairman
/s/ Todd Vande Hei

OTHER MATTERS

Annual Report

The annual report on Form 10-K for 2008 accompanies this information statement.  A copy of the 2008 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to stockholders without charge upon written request to Joseph Mangiapane, Jr., Secretary, Rubicon Financial Incorporated, 4100 Newport Place, Suite 600, Newport Beach, California  92660. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Common Stock of Rubicon on June 16, 2009. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2008 Form 10-K is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

Proposals of Stockholders

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2010 Annual Meeting must be received by Rubicon by February 19, 2010. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Exchange Act. It is suggested the proposal be submitted by certified mail — return receipt requested. Stockholders who intend to present a proposal at the 2010 Annual Meeting without including such proposal in Rubicon’s proxy statement must provide Rubicon notice of such proposal no later than April 1, 2010. Rubicon reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Where You Can Find More Information

Rubicon files annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.  Rubicon’s filings are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 100 F Street, N.E., Room 1850, Washington, D.C. 20549-0405 at prescribed rates.

Stockholders may obtain documents by requesting them in writing or by telephone (949-798-7220) from Rubicon at the following address: 4100 Newport Place, Suite 600, Newport Beach, California  92660.

This information statement is dated June 19, 2009. You should not assume that the information contained in this information statement is accurate as of any date other than that date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT
REQUESTED TO SEND US A PROXY

Yours truly,

/s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., Chairman

Newport Beach, California
June 19, 2009